AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2026

File No. 333-141120

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No.

Post-Effective Amendment No. 1

FUNDVANTAGE TRUST
 (Exact Name of Registrant as Specified in Charter)

103 Bellevue Parkway, Wilmington, DE 19809
(Address of Principal Executive Offices)

(856) 528-3500
(Registrant’s Area Code and Telephone Number)

With copies to:

Joel L. Weiss 1636 N Cedar Crest Blvd., Suite #161 Allentown, PA 18104	John M. Ford, Esq. Troutman Pepper Locke LLP 3000 Two Logan Square Philadelphia, PA 19103

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective under the Securities Act of 1933, as amended.

Title of Securities Being Registered: Shares of beneficial interest, no par value per share, of the Pacific Capital Tax-Free Securities Fund, a series of the Registrant. No filing fee is due because Registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended, which permits registration of an indefinite number of shares.

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed solely for the purpose of filing the final tax opinion as Exhibit No. (12) to this Registration Statement on Form N-14.

The Registrant hereby incorporates by reference the Information Statement/Prospectus and Statement of Additional Information filed to Registrant’s Form N-14 on January 23, 2026 (File No. 333-292933) and subsequently filed in definitive form pursuant to Rule 497 on February 24, 2026 (SEC Accession No. 0001829126-26-001607). This Amendment does not modify any other part of the Registration Statement.

There have been no changes to the Information Statement/Prospectus or Statement of Additional Information as filed by the Registrant pursuant to Rule 497 on February 24, 2026.

PART C

OTHER INFORMATION

FUNDVANTAGE TRUST

Item 15.	Indemnification.

No change from the information set forth in Item 30 of the most recently filed Registration Statement of the Registrant for Polen 5Perspectives Large Growth ETF, a series of FundVantage Trust, on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-141120 and 811-22027), as filed with the Securities and Exchange Commission on February 20, 2026 (Accession No. 0001829126-26-001539), which information is incorporated herein by reference.

Item 16.	Exhibits.

(1)	(a)	Second Amended and Restated Agreement and Declaration of Trust (the “Trust Agreement”). Incorporated by reference to Exhibit (a)(i) to Post-Effective Amendment No. 334 to Registrant’s Registration Statement as filed with the Commission on March 3, 2025.

	(b)	Amended and Restated Schedule A to the Trust Agreement dated February 1, 2026. Incorporated by reference to Exhibit (a)(i)(B) to Post-Effective Amendment No. 344 to Registrant’s Registration as filed with the Commission on February 6, 2026.

	(c)	Certificate of Trust. Incorporated by reference to Exhibit (a)(ii) to Registrant’s Initial Registration Statement as filed with the Commission on March 7, 2007.

(2)	By-Laws. Incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 169 to Registrant’s Registration Statement as filed with the Commission on August 28, 2017.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization as Exhibit A to the information statement/prospectus included in this Registration Statement on Form N-14 filed with the Commission on January 23, 2026.

(5)	See, Articles 3, 7 and 8 of Exhibit (a)(i) to the Trust Agreement as filed with the Commission on December 19, 2024.

(6)	(a)	Investment Advisory Agreement with the Asset Management Group of Bank of Hawaii (“AMG of BOH”) dated June 25, 2010. Incorporated by reference to Exhibit (d)(x) to Post-Effective Amendment No. 28 to Registrant’s Registration Statement as filed with the Commission on July 1, 2010.

	(b)	Amended and Restated Schedules A and B to the Investment Advisory Agreement with AMG of BOH dated May 16, 2018. Incorporated by reference to Exhibit (d)(ix)(B) to Post-Effective Amendment No. 190 to Registrant’s Registration Statement as filed with the Commission on January May 16, 2018.

(7)	(a)	Underwriting Agreement with Foreside Funds Distributors LLC (“Foreside”) dated April 1, 2012. Incorporated by reference to Exhibit (e) to Post-Effective Amendment No. 55 to Registrant’s Registration Statement as filed with the Commission on April 13, 2012.

	(b)	Amendment to Underwriting Agreement with Foreside effective September 30, 2021. Incorporated by reference to Exhibit (e)(ii) to Post-Effective Amendment No. 266 to Registrant’s Registration Statement as filed with the Commission on January 28, 2022.

	(c)	First Amendment to Underwriting Agreement with Foreside dated December 2, 2021. Incorporated by reference to Exhibit (e)(iii) to Post-Effective Amendment No. 266 to Registrant’s Registration Statement as filed with the Commission on January 28, 2022.

	(d)	Second Amendment to Underwriting Agreement with Foreside dated March 15, 2022. Incorporated by reference to Exhibit (e)(iv) to Post-Effective Amendment No. 284 to Registrant’s Registration Statement as filed with the Commission on August 29, 2022.

	(e)	Third Amendment to Underwriting Agreement with Foreside dated June 30, 2022. Incorporated by reference to Exhibit (e)(v) to Post-Effective Amendment No. 299 to Registrant’s Registration Statement as filed with the Commission on January 30, 2023.

	(f)	Fourth Amendment to Underwriting Agreement with Foreside dated December 2, 2022. Incorporated by reference to Exhibit (e)(vi) to Post-Effective Amendment No. 299 to Registrant’s Registration Statement as filed with the Commission on January 30, 2023.

	(g)	Fifth Amendment to Underwriting Agreement with Foreside dated June 1, 2023. Incorporated by reference to Exhibit (e)(vii) to Post-Effective Amendment No. 319 to Registrant’s Registration Statement as filed with the Commission on August 28, 2023.

	(h)	Sixth Amendment to Underwriting Agreement with Foreside dated June 21, 2023. Incorporated by reference to Exhibit (e)(viii) to Post-Effective Amendment No. 319 to Registrant’s Registration Statement as filed with the Commission on August 28, 2023.

	(i)	Seventh Amendment to Underwriting Agreement with Foreside dated December 8, 2023. Incorporated by reference to Exhibit (e)(ix) to Post-Effective Amendment No. 328 to the Registrant’s Registration Statement as filed with the Commission on January 29, 2024.

	(j)	Eighth Amendment to Underwriting Agreement with Foreside dated December 21, 2023. Incorporated by reference to Exhibit (e)(x) to Post-Effective Amendment No. 328 to the Registrant’s Registration Statement as filed with the Commission on January 29, 2024.

	(k)	Ninth Amendment to Underwriting Agreement with Foreside dated May 8, 2024. Incorporated by reference to Exhibit (e)(xi) to Post-Effective Amendment No. 331 to the Registrant’s Registration Statement as filed with the Commission on August 28, 2024.

(8)	Not applicable.

(9)	(a)	Custody Agreement with The Bank of New York Mellon (“BNY”) dated March 14, 2011. Incorporated by reference to Exhibit (g)(i) to Post-Effective Amendment No. 52 to Registrant’s Registration Statement as filed with the Commission on August 29, 2011.

	(b)	Amended and Restated Schedule II to the Custody Agreement with BNY dated July 21, 2023. Incorporated by reference to Exhibit (g)(i)(B) to Post-Effective Amendment No. 319 to Registrant’s Registration Statement as filed with the Commission on August 28, 2023.

	(c)	Amendment to Custody Agreement with BNY effective August 4, 2025 to amend and restate Schedule II to the Custody Agreement. Incorporated by reference to Exhibit (g)(i)(C) to Post-Effective Amendment No. 340 to Registrant’s Registration Statement as filed with the Commission on August 28, 2025.

	(d)	Foreign Custody Manager Agreement with BNY dated March 14, 2011. Incorporated by reference to Exhibit (g)(ii) to Post-Effective Amendment No. 52 to Registrant’s Registration Statement as filed with the Commission on August 29, 2011.

(10)	(a)	12b-1 Plan for Pacific Capital U.S. Government Money Market Fund dated March 14, 2018. Incorporated by reference to Exhibit (m)(xix) to Post-Effective Amendment No. 190 to Registrant’s Registration Statement as filed with the Commission on May 16, 2018.

	(b)	Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3. Incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 316 to Registrant’s Registration Statement as filed with the Commission on July 21, 2023.

(11)	Opinion and Consent of Troutman Pepper Locke LLP, dated January 23, 2026. Incorporated by reference to Exhibit 11 to Registrant’s Form N-14 filed with the Commission on January 23, 2026.

(12)	Opinion and Consent of Troutman Pepper Locke LLP, dated March 23, 2026, supporting the tax matters and consequences of securities being issued is filed herewith.

(13)	(a)	Amended and Restated Fee Waiver Agreement with AMG of BOH for the Pacific Capital Tax-Free Securities Fund and the Pacific Capital Tax-Free Short Intermediate Securities Fund dated June 25, 2010. Incorporated by reference to Exhibit (h)(v) to Post-Effective Amendment No. 339 to the Registrant’s Registration Statement as filed with the Commission on July 28, 2025.

	(b)	Transfer Agency and Shareholder Services Agreement with BNY Mellon Investment Servicing (US) Inc. dated October 30, 2018. Incorporated by reference to Exhibit (h)(1)(A) to Post-Effective Amendment No. 205 to Registrant’s Registration Statement as filed with the Commission on January 28, 2019.

	(c)	First Amendment to Transfer Agency and Shareholder Services Agreement dated December 31, 2018. Incorporated by reference to Exhibit (h)(i)(B) to Post-Effective Amendment No. 205 to Registrant’s Registration Statement as filed with the Commission on January 28, 2019.

	(d)	Second Amendment to Transfer Agency and Shareholder Services Agreement dated October 12, 2020. Incorporated by reference to Exhibit (h)(i)(C) to Post-Effective Amendment No. 255 to Registrant’s Registration Statement as filed with the Commission on January 28, 2021.

	(e)	Third Amendment to Transfer Agency and Shareholder Services Agreement dated March 31, 2021. Incorporated by reference to Exhibit (h)(i)(D) to Post-Effective Amendment No. 258 to Registrant’s Registration Statement as filed with the Commission on August 30, 2021.

	(f)	Fourth Amendment to Transfer Agency and Shareholder Services Agreement dated December 2, 2021. Incorporated by reference to Exhibit (h)(i)(E) to Post-Effective Amendment No. 266 to Registrant’s Registration Statement as filed with the Commission on January 28, 2022.

	(g)	Fifth Amendment to Transfer Agency and Shareholder Services Agreement dated June 9, 2022. Incorporated by Reference to Exhibit (h)(i)(F) to Post-Effective Amendment No. 284 to Registrant’s Registration Statement as filed with the Commission on August 29, 2022.

	(h)	Sixth Amendment to Transfer Agency and Shareholder Services Agreement dated December 30, 2022. Incorporated by reference to Exhibit (h)(i)(G) to Post-Effective Amendment No. 299 to Registrant’s Registration Statement as filed with the Commission on January 30, 2023.

	(i)	Seventh Amendment to Transfer Agency and Shareholder Services Agreement dated July 21, 2023. Incorporated by reference to Exhibit (h)(i)(H) to Post-Effective Amendment No. 319 to Registrant’s Registration Statement as filed with the Commission on August 28, 2023.

	(j)	Administration and Accounting Services Agreement with BNY Mellon Investment Servicing (US) Inc. (formerly, PFPC Inc.) dated July 19, 2007. Incorporated by reference to Exhibit (h)(ii) to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement as filed with the Commission on July 27, 2007.

	(k)	Amended and Restated Exhibit A to the Administration and Accounting Services Agreement dated July 21, 2023. Incorporated by reference to Exhibit (h)(ii)(B) to Post-Effective Amendment No. 319 to Registrant’s Registration Statement as filed with the Commission on August 28, 2023.

	(l)	Fair Value Services Amendment to the Administration and Accounting Services Agreement dated August 12, 2010. Incorporated by reference to Exhibit (h)(xvii) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement as filed with the Commission on August 30, 2010.

	(m)	Amendment to the Administration and Accounting Services Agreement dated December 2, 2010. Incorporated by reference to Exhibit (h)(xxv) to Post-Effective Amendment No. 52 to Registrant’s Registration Statement as filed with the Commission on August 29, 2011.

	(n)	Amendment to the Administration and Accounting Services Agreement dated June 14, 2017. Incorporated by reference to Exhibit (h)(ii)(E) to Post-Effective Amendment No. 169 to Registrant’s Registration Statement as filed with the Commission on August 28, 2017.

	(o)	Amendment to the Administration and Accounting Services Agreement dated July 21, 2022. Incorporated by Reference to Exhibit (h)(ii)(F) to Post-Effective Amendment No. 284 to Registrant’s Registration Statement as filed with the Commission on August 29, 2022.

	(p)	Amendment to the Administration and Accounting Services Agreement effective August 4, 2025 to amend and restate Exhibit A. Incorporated by reference to Exhibit (h)(ii)(G) to Post-Effective Amendment No. 340 to Registrant’s Registration Statement as filed with the Commission on August 28, 2025.

(14)	Consent of Independent Registered Public Accounting Firm dated January 20, 2026. Incorporated by reference to Exhibit 14 to Registrant’s Form N-14 filed with the Commission on January 23, 2026.

(15)	Not applicable.

(16)

Powers of Attorney for Robert J. Christian, Iqbal Mansur, Nicholas M. Marsini, Jr., Nancy B. Wolcott and Stephen M. Wynne. Incorporated by reference to Exhibit 16 to Registrant’s Pre-Effective Amendment No. 1 to Registrant’s Form N-14 as filed with the Commission on May 9, 2025.

(17)	Code of Ethics of the Registrant. Incorporated by reference to Exhibit (p)(i) to Post-Effective Amendment No. 196 to Registrant’s Registration Statement as filed with the Commission on August 28, 2018.

Item 17.	Undertakings.

(1)	The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act 17 CFR 230.145c, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)	The undersigned registrant agrees to file as an exhibit to this Registration Statement the final tax opinion, the form of which is included as an exhibit hereto, following the closing of the Reorganization.

SIGNATURES

As required by the Securities Act of 1933, this registration statement on Form N-14 has been signed on behalf of the registrant, in the City of Wilmington, State of Delaware on the 31st day of March, 2026.

FUNDVANTAGE TRUST

By:	/s/ Joel L. Weiss
Joel L. Weiss, President and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form N-14 has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Robert J. Christian*	Trustee	March 31, 2026
Robert J. Christian

/s/ Iqbal Mansur*	Trustee	March 31, 2026
Iqbal Mansur

/s/ Nicholas M. Marsini, Jr.*	Trustee	March 31, 2026
Nicholas M. Marsini, Jr.

/s/ Nancy B. Wolcott*	Trustee	March 31, 2026
Nancy B. Wolcott

/s/ Stephen M. Wynne*	Trustee	March 31, 2026
Stephen M. Wynne

/s/ Christine S. Catanzaro	Treasurer and CFO	March 31, 2026
Christine S. Catanzaro

/s/ Joel L. Weiss	President and CEO	March 31, 2026
Joel L. Weiss

* By:	/s/ Joel L. Weiss
Joel L. Weiss
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
(12)	Tax Opinion of Troutman Pepper Locke LLP